Exhibit 2.1

AMENDING AGREEMENT TO ARRANGEMENT AGREEMENT

THIS AMENDING AGREEMENT (the “Amending Agreement”), which amends the Arrangement Agreement (as defined below), is made as of December 18, 2017 between 2075568 Alberta ULC (the “Canadian Purchaser”), Mr. Don E. Wall (“Don Wall”), PHI, Inc. (the “International Purchaser” and, together with the Canadian Purchaser, the “Purchasers”) and HNZ Group Inc. (the “Corporation”, and, collectively with the Purchasers and Don Wall, the “Parties”).

WHEREAS the Parties entered into an arrangement agreement dated October 30, 2017 (the “Arrangement Agreement”);

WHEREAS, the transactions contemplated by the Arrangement Agreement will be carried out by way of statutory plan of arrangement under the Canada Business Corporations Act, as more particularly described in the plan of arrangement (the “Plan of Arrangement”) attached to the Arrangement Agreement;

WHEREAS pursuant to Section 8.1 of the Arrangement Agreement, the Arrangement Agreement and the Plan of Arrangement may be amended by mutual written agreement of the Parties;

WHEREAS the Interim Order provides that the Corporation may amend the Plan of Arrangement, provided that any such amendment is not adverse to the economic interest of any Shareholder and that, amongst other things, any such amendment made before or at the Meeting, shall be communicated in writing to the Shareholders and to the Director as soon as possible and in any event prior to or at the Meeting by mail, email, press release, newspaper advertisement, website posting, or by any other manner most convenient at that time;

WHEREAS the Parties wish to make certain amendments to the Arrangement Agreement and the Plan of Arrangement which are not adverse to the economic interest of any Shareholder and the Corporation intends to comply with the terms of the Interim Order in connection with the communication of such amendments to the Shareholders and to the Director prior to the Meeting;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1    Definitions

All capitalized terms used in this Amending Agreement that are not otherwise defined herein shall have the meaning given to them in the Arrangement Agreement.

1.2    Headings

The division of this Amending Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Amending Agreement.

ARTICLE 2

AMENDMENTS TO THE ARRANGEMENT AGREEMENT

2.1    Amendments to the Arrangement Agreement

The Arrangement Agreement is hereby amended as follows:

(1)	The Plan of Arrangement in Schedule A of the Arrangement Agreement is deleted and replaced in its entirety by the text of Schedule A of this Amending Agreement.

(2)	The text of Schedule H of the Arrangement Agreement is deleted and replaced in its entirety by the text of Schedule B of this Amending Agreement.

ARTICLE 3

GENERAL PROVISIONS

3.1    Confirmation

From and following the date hereof, each reference in the Arrangement Agreement to “this Agreement” and each reference to the Arrangement Agreement in any and all other agreements, documents and instruments delivered by the parties thereto or hereto or any other person shall mean and be a reference to the Arrangement Agreement as amended by this Amending Agreement. Except as otherwise expressly amended hereby, the Arrangement Agreement shall remain in full force and effect in accordance with its terms and this Amending Agreement and the Arrangement Agreement shall be read as one and the same instrument.

3.2    Severability

If any provision of this Amending Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Amending Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties, as applicable, shall negotiate in good faith to modify this Amending Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

3.3    Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the Laws of the Province of Québec and the federal Laws of Canada applicable therein.

(2)	Each of the Parties irrevocably attorns and submits to the non-exclusive jurisdiction of the Québec courts situated in the City of Montréal and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum. All such proceedings shall be conducted in the English language.

3.4    Rules of Construction

The Parties waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

3.5    Language

The Parties expressly acknowledge that they have requested that this Amending Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

3.6    Counterparts

This Amending Agreement may be executed in any number of counterparts (including counterparts by facsimile or other method of electronic communication) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amending Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the Parties.

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IN WITNESS WHEREOF the Parties have executed this Amending Agreement as of the date first written above.

2075568 ALBERTA ULC

By:	(signed) Don Wall
Authorized Signing Officer

(signed) Don Wall
Don E. Wall

PHI, INC.

By:	(signed) Al A. Gonsoulin
Authorized Signing Officer

HNZ GROUP INC.

By:	(signed) Mathieu Gauvin
Authorized Signing Officer

Signature Page to Amending Agreement to Arrangement Agreement

SCHEDULE A

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1    Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set forth and grammatical variations of such terms shall have corresponding meanings:

“Affected Securities” means, collectively, the Corporation Shares, LTIP Units and DSUs;

“Affected Securityholders” means, collectively, the holders of Affected Securities;

“Amalco” means the corporation resulting from the amalgamation of HNZ Amalco and the Canadian Purchaser;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Parties, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated as of October 30, 2017 between the Canadian Purchaser, Don Wall, the International Purchaser and the Corporation, including all schedules attached thereto, as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably;

“Board” means the board of directors of the Corporation as constituted from time to time;

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Montréal, Quebec, Edmonton, Alberta, Toronto, Ontario or Lafayette, Louisiana;

“Canadian Consideration” means the portion of the aggregate Consideration that exceeds the PHI Loan advanced to the Canadian Purchaser, payable in cash;

“Canadian Purchaser” means 2075568 Alberta ULC or any successor or permitted assign thereof;

“CBCA” means the Canada Business Corporations Act;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

“CHL” means Canadian Helicopters Limited, a corporation existing under the CBCA;

“Circular” means the notice of the Corporation Meeting and accompanying management information circular dated November 20, 2017, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, sent to the Corporation Shareholders in connection with the Corporation Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

“Consideration” means $18.70 in cash per Corporation Share;

“Contract” means any legally binding agreement, commitment, engagement, contract, licence, lease, obligation, understanding or undertaking to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound;

“Corporation” means HNZ Group Inc., a corporation incorporated under the laws of Canada;

“Corporation Meeting” means the special meeting of the Corporation Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, called and held in accordance with the Interim Order to consider the Arrangement Resolution, and for any other purpose as may be set out in the Corporation Circular and agreed to in writing by the Purchasers;

“Corporation Shareholders” means the registered and/or beneficial holders of the Corporation Shares, as the context requires;

“Corporation Shares” means, collectively, the common shares and the variable voting shares in the capital of the Corporation;

“Court” means the Superior Court of Québec (Commercial Division), or other court having jurisdiction in respect of the Arrangement, as applicable;

“Depositary” means such Person as the Corporation may appoint to act as depositary in relation to the Arrangement, with the approval of each Purchaser, acting reasonably;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” has the meaning specified in Section 3.1;

“Dissenting Shareholder” means a registered Corporation Shareholder who has properly and validly exercised its Dissent Rights in strict compliance with Section 3.1, who has not withdrawn or been deemed to have withdrawn such exercise and who is ultimately determined to be entitled to be paid the fair value of its Corporation Shares;

“Don Wall” means Mr. Don E. Wall;

“DSU Plan” means the deferred share unit plan of the Corporation adopted as of September 21, 2012;

“DSUs” means the outstanding deferred share units issued under the DSU Plan (including, for greater certainty, deferred share units issued or paid as dividend equivalents);

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Montreal Time) on the Effective Date or such other time as the Parties may agree to in writing before the Effective Date;

“Final Order” means the order of the Court approving the Arrangement, in a form acceptable to the Parties, each acting reasonably, as such order may be amended by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Date or as such order may be affirmed or amended on appeal (provided that any such amendment is satisfactory to the Parties, each acting reasonably);

“Governmental or Arbitral Entity” means (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, including any tribunal, commission, regulatory agency or self-regulatory organization, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, (iv) any stock exchange or (v) any arbitration panel or arbitrator deciding or resolving contractual disputes or interpreting any provisions of a Contract;

“HNZ Amalco” means the corporation resulting from the amalgamation of CHL and the Corporation;

“Interim Order” means the interim order of the Court in a form acceptable to the Parties, each acting reasonably providing for, among other things, the calling and holding of the Corporation Meeting, as such order may be amended by the Court with the consent of the Parties, each acting reasonably;

“International Purchaser” means PHI, Inc. or any permitted assign thereof;

“International Subsidiaries” means HNZ New Zealand Limited (including its HNZ Philippines and HNZ Papua New Guinea branches), HNZ Singapore Private Limited, HNZ Australia Holdings Pty Limited and HNZ Australia Pty Limited., and “International Subsidiary” means any one of them;

“International Subsidiary Ownership Interests” means (i) all of the issued and outstanding shares and securities (voting or otherwise) and equity and other ownership interests in or of the International Subsidiaries (registered, beneficial or otherwise) and

(ii) the intercompany notes/payables owing by HNZ Australia Holdings Pty Limited and HNZ New Zealand Limited to CHL immediately prior to the Effective Time;

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Award, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated, rendered, issued, ordered or applied by a Governmental or Arbitral Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental or Arbitral Entity, as amended unless expressly specified otherwise;

“Letter of Transmittal” means the letter of transmittal to be sent by the Corporation to the Corporation Shareholders in connection with the Arrangement;

“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim, lien (statutory or otherwise) assignment, option, right of first refusal, easement, mortgage, charge, indenture, deed of trust, statutory or deemed trust, right of way, restriction on the use of real property, encroachment, licence to third parties, lease to third parties, security agreement, deed of trust, collateral assignment, title retention, conditional sale, or any other encumbrance and other restriction or limitation on use of real or personal property or irregularities in title thereto, in each case, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“LTIP” means the cash settled long-term incentive plan of the Corporation adopted by the Corporation in 2012;

“LTIP Units” means the outstanding units issued under the LTIP Plan;

“Parties” means, collectively, the Corporation, Don Wall, the Canadian Purchaser and the International Purchaser;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental or Arbitral Entity), syndicate or other entity, whether or not having legal status;

“PHI Loan” means one or more loans to be made by the International Purchaser and/or one or more of its affiliates to the Canadian Purchaser pursuant to the Plan of Arrangement having an aggregate principal amount equal to $167,530,404;

“PHI Singapore” means PHI International HoldCo Private Limited;

“PHI Singapore Note” has the meaning specified in Section 2.3(b)(i);

“Plan Participant” means any holder of DSUs or LTIP Units who is entitled to consideration pursuant to Section 2.3 hereof;

“Purchasers” means the Canadian Purchaser and the International Purchaser;

“Rights Plan” means the shareholder rights plan agreement between the Corporation and Computershare Trust Company of Canada dated as of April 3, 2017;

“Rollover Agreement” means the agreement or agreements to be entered into between (i) Don Wall and Wall ULC and (ii) Wall ULC and the Canadian Purchaser and/or their respective affiliates regarding the treatment of the Rollover Shares in the Arrangement;

“Rollover Share” means any Corporation Share which is registered in the name of Don Wall immediately prior to the Effective Time;

“Tax Act” means the Income Tax Act (Canada); and

“Wall ULC” means Wall Interests ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta.

1.2    Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(a)	Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(b)	Currency. All references to dollars or to $ are references to Canadian dollars.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)	Phrasing. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and (ii) unless stated otherwise, “Article”, “Section”, “paragraph” and “Schedule” followed by a number or letter mean and refer to the specified Article, Section paragraph of or Schedule to this Plan of Arrangement.

(e)	Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(f)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(g)	Time References. References to time are to local time, Montreal, Québec. Time shall be of the essence in this Plan of Arrangement.

ARTICLE 2

THE ARRANGEMENT

2.1    Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in section 192 of the CBCA.

2.2     Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Parties, HNZ Funding USA, LLC, Wall ULC, PHI Singapore, the Corporation Shareholders (including Dissenting Shareholders), the Plan Participants, the registrar and transfer agent of the Corporation Shares, the Depositary and all other Persons, in each case, at and after the Effective Time without any further act or formality required on the part of any Person.

2.3    Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur five (5) minutes apart and in the following order without any further act or formality:

(a)	Notwithstanding the terms of the Rights Plan, the Rights Plan shall be terminated and all rights issued pursuant to the Rights Plan shall be cancelled without any payment in respect thereof.

(b)	The International Purchaser and PHI Singapore will make the PHI Loan to the Canadian Purchaser as follows:

(i)	PHI Singapore will make a loan to the Canadian Purchaser in the principal amount of $166,481,404, evidenced by, and pursuant to the terms and conditions of, a promissory note issued by the Canadian Purchaser in favour of PHI Singapore (the “PHI Singapore Note”); and

(ii)	the International Purchaser will make a loan to the Canadian Purchaser in the principal amount of $1,049,000, evidenced by, and pursuant to the terms and conditions of, a promissory note issued by the Canadian Purchaser in favour of the International Purchaser.

(c)	Simultaneously:

(i)	Each LTIP Unit outstanding immediately prior to the Effective Time shall be deemed to be vested and shall be deemed to be transferred by the holder thereof, free and clear of any Liens, to the Corporation in exchange for a cash payment by the Corporation equal to the Consideration in respect of each LTIP Unit, less amounts withheld and remitted in accordance with Section 4.3 and each such LTIP Unit shall immediately be cancelled.

(ii)	The LTIP and any agreements related thereto shall be terminated and the Corporation shall have no liabilities or obligations under the LTIP or any agreement related thereto except pursuant to this Section 2.3(c).

(iii)	Each DSU outstanding immediately prior to the Effective Time shall be deemed to be vested and shall be deemed to be transferred by the holder thereof, free and clear of any Liens, to the Corporation in exchange for a cash payment by the Corporation equal to the Consideration in respect of each DSU, less amounts withheld and remitted in accordance with Section 4.3 and such DSU shall immediately be cancelled.

(iv)	The DSU Plan and any agreements related thereto shall be terminated and the Corporation shall have no liabilities or obligations under the DSU Plan or any agreement related thereto except pursuant to this Section 2.3(c).

(d)	Each Corporation Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised shall be deemed to be transferred by the holder thereof, free and clear of any Liens, to the Canadian Purchaser in consideration for a debt claim against the Canadian Purchaser for the amount determined in accordance with Section 3.1, each such Dissenting Shareholder shall cease to be a holder of Corporation Shares and to have any rights as a Corporation Shareholder other than the right to be paid the fair value of such Corporation Shares as set out in Section 3.1 and each such Dissenting Shareholder’s name shall be removed from the central securities register of the Corporation in respect of such shares at such time.

(e)	Each outstanding Corporation Share (other than the Rollover Shares) shall be transferred by the holder thereof to the Canadian Purchaser (free and clear of any Liens) in exchange for a cash payment equal to the Consideration less such amount withheld and remitted in accordance with Section 4.3, and the name of such holder shall be removed from the central securities register of the Corporation and the Canadian Purchaser shall be recorded as the registered holder of the Corporation Shares so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances.

(f)	Each Rollover Share shall be transferred by the holder thereof to Wall ULC in exchange for shares of Wall ULC on such terms and conditions as are set out in the applicable Rollover Agreement.

(g)	Each Rollover Share shall be transferred by Wall ULC to the Canadian Purchaser in exchange for shares of the Canadian Purchaser on such terms and conditions as are set out in the applicable Rollover Agreement.

(h)	The aggregate amount of the stated capital for the common shares in the capital of CHL held by the Corporation will be reduced to $1.00, without any distributions made in respect of such common shares.

(i)	CHL and the Corporation will be amalgamated as HNZ Amalco and will continue as one corporation under the CBCA in accordance with the provisions of Section 2.4.

(j)	The aggregate amount of the stated capital for the common shares in the capital of HNZ Amalco held by the Canadian Purchaser will be reduced to $1.00, without any distributions made in respect of such common shares.

(k)	HNZ Amalco and the Canadian Purchaser will be amalgamated as Amalco and will continue as one corporation under the CBCA in accordance with the provisions of Section 2.5.

(l)	HNZ Funding USA, LLC will declare a distribution of its capital or retained earnings in the amount of the Canadian dollar equivalent of NZ$5,801,144 (being an amount equal to a note issued by CHL, as predecessor to Amalco, and held by HNZ Funding USA, LLC) in favour of Amalco to be satisfied by the issuance of a promissory note by HNZ Funding USA, LLC to Amalco, in the amount of the Canadian dollar equivalent of NZ$5,801,144, which note will be set-off against such note issued by CHL.

(m)	In satisfaction and discharge of the full amount outstanding under the PHI Singapore Note, the International Subsidiary Ownership Interests will be transferred by Amalco to PHI Singapore pursuant to the terms and conditions of an asset purchase agreement between Amalco and PHI Singapore, and Amalco will be removed from the registers of holders of the International Subsidiary Ownership Interests, and PHI Singapore shall be recorded as the registered and beneficial holder of such International Subsidiary Ownership Interests so transferred and shall be the sole registered and beneficial owner of such International Subsidiary Ownership Interests, free and clear of any Liens.

2.4    HNZ Amalco Arrangement Matters

(a)	Upon the amalgamation of CHL and the Corporation to form HNZ Amalco pursuant to Section 2.3(i), the following provisions will apply to HNZ Amalco:

(i)	Name. The Name of HNZ Amalco will be “HNZ Group Inc. / Groupe HNZ Inc.”.

(ii)	Registered Office. The registered office of HNZ Amalco will be at the same registered office as the Corporation.

(iii)	Restrictions on Business. None.

(iv)	Articles. The articles of the Corporation, shall be deemed to be the articles of amalgamation of HNZ Amalco.

(v)	Restrictions on Transfer. None.

(vi)	Number of Directors. HNZ Amalco shall have a minimum of three directors and a maximum of 12 directors, until changed in accordance with the CBCA.

(vii)	First Directors. The first directors of HNZ Amalco shall be the same as the directors of the Corporation.

(viii)	Shares. All shares of CHL shall be cancelled without any repayment of capital in respect thereof; no shares will be issued by HNZ Amalco in connection with the amalgamation and all shares of the Corporation prior to the amalgamation shall be unaffected and shall continue as shares of Amalco.

(ix)	Stated Capital. The stated capital account of the shares of HNZ Amalco will be equal to the aggregate stated capital accounts in respect of the Corporation Shares immediately prior to the amalgamation.

(x)	By-laws. The by-laws of HNZ Amalco shall be the same as those of the Corporation.

(b)	The provisions of subsection 186(a) to (g) of the CBCA shall apply to the amalgamation of the Corporation and CHL referred to in Section 2.3(i), at the time of the amalgamation, with the result that:

(i)	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

(ii)	the property of each amalgamating corporation continues to be the property of the amalgamated corporation;

(iii)	the amalgamated corporation continues to be liable for the obligations of each amalgamating corporation;

(iv)	an existing cause of action, claim or liability to prosecution is unaffected;

(v)	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against the amalgamated corporation;

(vi)	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against the amalgamated corporation; and

(vii)	the Articles of Arrangement are deemed to be the articles of incorporation of the amalgamated corporation and the Certificate of Arrangement is deemed to be the certificate of incorporation of the amalgamated corporation.

2.5    Amalco Arrangement Matters

(a)	Upon the amalgamation of HNZ Amalco and the Canadian Purchaser to form Amalco pursuant to Section 2.3(k), the following provisions will apply to Amalco:

(i)	Name. The name of Amalco will be “Canadian Helicopters Limited / Hélicoptères Canadiens Limitée”.

(ii)	Registered Office. The registered office of Amalco will be at the same registered office as the Canadian Purchaser.

(iii)	Restrictions on Business. None.

(iv)	Articles. The articles of the Canadian Purchaser, shall be deemed to be the articles of amalgamation of Amalco.

(v)	Restrictions on Transfer. None.

(vi)	Number of Directors. Amalco shall have a minimum of one director and a maximum of 11 directors, until changed in accordance with the CBCA.

(vii)	First Directors. The first director(s) of Amalco shall be the same as the director(s) of the Canadian Purchaser.

(viii)	Shares. All shares of HNZ Amalco shall be cancelled without any repayment of capital in respect thereof; no shares will be issued by Amalco in connection with the amalgamation and all shares of the Canadian Purchaser prior to the amalgamation shall be unaffected and shall continue as shares of Amalco.

(ix)	Stated Capital. The stated capital account of the shares of Amalco will be equal to the stated capital account in respect of the Common Shares of the Canadian Purchaser immediately prior to the amalgamation.

(x)	By-laws. The by-laws of Amalco shall be the same as those of the Canadian Purchaser.

(b)	The provisions of subsection 186(a) to (g) of the CBCA shall apply to the amalgamation of the Canadian Purchaser and HNZ Amalco referred to in Section 2.3(k), at the time of the amalgamation, with the result that:

(i)	the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

(ii)	the property of each amalgamating corporation continues to be the property of the amalgamated corporation;

(iii)	the amalgamated corporation continues to be liable for the obligations of each amalgamating corporation;

(iv)	an existing cause of action, claim or liability to prosecution is unaffected;

(v)	a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against the amalgamated corporation;

(vi)	a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against the amalgamated corporation; and

(vii)	the Articles of Arrangement are deemed to be the articles of incorporation of the amalgamated corporation and the Certificate of Arrangement is deemed to be the certificate of incorporation of the amalgamated corporation.

ARTICLE 3

RIGHTS OF DISSENT

3.1    Rights of Dissent

Each Corporation Shareholder may exercise dissent rights with respect to the Corporation Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to the procedure set forth in section 190 of the CBCA as modified by the Interim Order and this Section 3.1; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Corporation not later than 5:00 p.m. (Montreal time) two Business Days immediately preceding the date of the Corporation Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly and validly exercises its Dissent Rights shall be deemed to have transferred the Corporation Shares held by such Dissenting Shareholder and in respect of which Dissent Rights have been validly exercised to the Canadian Purchaser without any further act or formality on its part, free and clear of all Liens, as provided in Section 2.3(d) of the Plan of Arrangement, and if such Dissenting Shareholder:

(a)	is ultimately entitled to be paid fair value for its Corporation Shares, (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(d); (ii) shall be entitled to be paid an amount equal to such fair value by the Canadian Purchaser, which fair value shall be determined as of the close of business on the day before the Arrangement Resolution was adopted and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Corporation Shareholder not exercised its Dissent Rights in respect of such Corporation Shares; or

(b)	is ultimately not entitled, for any reason, to be paid fair value for their Corporation Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Corporation Shares and shall be entitled to receive only the consideration contemplated in Section 2.3(e) hereof that such Corporation Shareholder would have received pursuant to the Arrangement if such Corporation Shareholder had not exercised Dissent Rights.

but further provided that in no case shall the Corporation, Don Wall or the Purchasers (or any of their respective successors or assigns) or any other Person be required to recognize (i) a Person exercising Dissent Rights unless such Person is the registered holder of the Corporation Shares in respect of which such rights are sought to be exercised, or (ii) from and after the Effective Time, holders of Corporation Shares in respect of which Dissent Rights have been validly exercised, as Corporation Shareholders, and the names of such holders of Corporation Shares shall be deleted from the central securities register as holders of Corporation Shares at the Effective Time.

In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of DSUs and LTIP Units; and (ii) Corporation

Shareholders who vote or have instructed a proxyholder to vote their Corporation Shares in favour of the Arrangement Resolution (but only in respect of such Corporation Shares).

ARTICLE 4

PAYMENT OF CONSIDERATION

4.1    Payment and Delivery

(a)	Prior to the Effective Time,

(i)	the International Purchaser shall, in accordance with the Arrangement Agreement, provide, or cause to be provided, the Depositary with cash funds in escrow, in an amount equal to the PHI Loan, from which the PHI Loan shall be made in accordance with Section 2.3(b); and

(ii)	the Canadian Purchaser shall, in accordance with the Arrangement Agreement, provide, or cause to be provided, the Depositary with cash funds in escrow, for the benefit of and to be held on behalf of the Corporation Shareholders entitled to receive cash pursuant to Section 2.3(e), equal to the Canadian Consideration

(b)	Upon the surrender by a Corporation Shareholder to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Corporation Shares, together with the delivery by such Corporation Shareholder of a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Depositary shall deliver to the applicable Corporation Shareholder, as soon as reasonably practicable and in accordance with Section 2.3(e) a cheque (or other form of immediately available funds) representing the aggregate Consideration that such Corporation Shareholder is entitled to receive under the Arrangement less any amounts withheld pursuant to Section 4.3.

(c)	As soon as practicable after the Effective Date (and not later than the first regularly scheduled payroll date following the Effective Date, provided that such payroll date is not less than three Business Days after the Effective Date), Amalco shall pay the amounts, net of applicable withholdings, to be paid to Plan Participants pursuant to this Plan of Arrangement, either (i) pursuant to the normal payroll practices and procedures of the Corporation, or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Corporation is not practicable for any such Plan Participant, by cheque (delivered to such Plan Participant as reflected on the register maintained by the Corporation in respect of the LTIPs and/or DSUs, as applicable).

(d)

Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented outstanding Corporation Shares shall be deemed, immediately after the completion of the transactions contemplated in Section 2.3, to represent only the right to receive upon such surrender the entitlement to which the holder thereof is entitled pursuant to Section 2.3. Any such certificate formerly representing outstanding Corporation Shares not duly surrendered on or before the sixth (6th) anniversary of the

Effective Date shall cease to represent a claim by or interest of any former Corporation Shareholder of any kind or nature against or in any of the Parties.

(e)	Any payment made by way of cheque by the Depositary or by the Corporation, pursuant to the Arrangement that has not been deposited or has been returned to the Depositary or the Corporation or that otherwise remains unclaimed, in each case, on or before the sixth (6th) anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth (6th) anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of any Affected Securityholder to receive the consideration for any Affected Securities pursuant to the Arrangement shall terminate and be deemed to be surrendered and forfeited to the Canadian Purchaser (or the Corporation, as applicable) for no consideration.

(f)	No Affected Securityholder shall be entitled to receive any consideration with respect to Affected Securities other than the consideration to which such Affected Securityholder is entitled to receive in accordance with Section 2.3 and no such Affected Securityholder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to Affected Securities or with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Affected Securities.

4.2    Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Corporation Shares that were transferred pursuant to this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary shall pay and deliver, in exchange for such lost, stolen or destroyed certificate, the Consideration which such holder is entitled to receive for such Corporation Shares under this Plan of Arrangement, net of amounts required to be withheld pursuant to Section 4.3, in accordance with such holder’s Letter of Transmittal. When authorizing such payment and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to the Canadian Purchaser, the International Purchaser and the Depositary in such sum as the Canadian Purchaser may direct or otherwise indemnify the Depositary, Don Wall, the International Purchaser and the Canadian Purchaser and/or any of their respective representatives or agents in a manner satisfactory to the Canadian Purchaser against any claim that may be made against Don Wall, the International Purchaser, the Canadian Purchaser and/or any of their respective representatives or agents with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3    Withholding Rights

The Corporation, Don Wall, the Canadian Purchaser, the International Purchaser and the Depositary, as applicable, shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable to any Affected Securityholder under this Plan of Arrangement, such amounts as the Corporation, Don Wall, the Canadian Purchaser, the International Purchaser or

the Depositary is permitted or required to deduct and withhold with respect to such payment under the Tax Act or any provision of applicable Laws and shall remit such amounts to the appropriate Governmental or Arbitral Entity. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes as having been paid to the Affected Securityholder in respect of which such deduction and withholding was made.

4.4    No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

ARTICLE 5

AMENDMENT

5.1    Amendments to Plan of Arrangement

(a)	The Parties may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Parties in writing, each acting reasonably, (iii) be filed with the Court and, if made following the Corporation Meeting, approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Parties at any time prior to the Corporation Meeting (provided that the other Parties, as applicable, shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Corporation Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Corporation Meeting shall be effective only if (i) it is consented to in writing by each of the Parties (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Corporation Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by the Purchasers, provided that it concerns a matter which, in the reasonable opinion of the Purchasers, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any former holder of Affected Securities.

ARTICLE 6

FURTHER ASSURANCES

6.1    Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 7

PARAMOUNTCY

7.1    Paramountcy

From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the Affected Securities issued prior to the Effective Time;

(b)	the rights and obligations of the Affected Securityholders and of any transfer agent, trustee, agent or other depositary therefor shall be solely as provided for in this Plan of Arrangement; and

(c)	all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities shall be deemed to have been settled, compromised, released and determined without liability, except as set forth in this Plan of Arrangement.

SCHEDULE B

SCHEDULE H

PRE-CLOSING REORGANIZATION

The following steps, occurring in the order set forth below, shall constitute the Pre-Closing Reorganization:

A. Transfer of Onshore Assets

1.	Transfer and assignment by HNZ New Zealand Limited of the 10 onshore aircraft as identified in Schedule D15 to the Corporation Disclosure Letter, inventory related to such aircraft, to Canadian Helicopters Limited for fair market value consideration satisfied by the issuance by Canadian Helicopters Limited to HNZ New Zealand Limited of: (a) a non-interest bearing, demand promissory note having a principal amount of NZ$1,000,00 (“Note 1A”); (b) a non-interest bearing, demand promissory note having a principal amount equal to NZ$5,801,144 (“Note 1B”); and (c) a non-interest bearing, demand promissory note having a principal amount equal to NZ$16,518,562 (“Note 1C”).

2.	Transfer by HNZ Australia Pty Limited of the 6 onshore aircraft as identified in Schedule D15 to the Corporation Disclosure Letter for fair market value consideration satisfied by the issuance by Canadian Helicopters Limited to HNZ Australia Pty Limited of: (a) a non-interest bearing, demand promissory note with the principal amount of AUD 3,064,496 (“Note 2A”) denominated in Australian dollars with a fair market value equal to the fair market value of the intercompany note/payable (“HNZ NZ Note”) owing by HNZ Australia Pty Limited to HNZ New Zealand Limited; (b) a non-interest bearing, demand promissory note having a principal amount of AUD 385,058 (“Note 2B”); and (c) a non-interest bearing, demand promissory note having a principal amount of AUD 9,891,514 (“Note 2C”).

3.	Transfer by HNZ Australia Pty Limited of interest in Note 2A to HNZ New Zealand Limited in full repayment of outstanding principal on the HNZ NZ Note.

4.	Transfer of Notes 2B and 2C by HNZ Australia Pty Limited to HNZ Australia Holdings Pty Limited for fair market value consideration satisfied by the issuance of a non-interest bearing, demand promissory note by HNZ Australia Holdings Pty Limited to HNZ Australia Pty Limited (“Note 3”).

5.	Transfer by HNZ New Zealand Limited of interests in Note 1A, Note 1B, Note 1C, Note 2A and the intercompany receivables owing by Canadian Helicopters Limited to HNZ New Zealand Limited with the principal amounts of NZD 10,000,000 and USD 3,993,258 (“CHL Upstream Loans”) to HNZ Cooperatif UA in partial repayment of the intercompany note/receivable owing by HNZ New Zealand Limited to HNZ Cooperatif UA with the principal amount of NZD 59,247,500.

6.	Transfer by HNZ Australia Holdings Pty Limited of interest in Note 2B and Note 2C to HNZ Cooperatif UA in partial repayment of the intercompany note/receivable owing by HNZ Australia Holding Pty Limited to HNZ Cooperatif UA with the principal amount of AUD 29,846,353.

7.	Transfer by HNZ Cooperatif UA of interests in Note 1B, Note 1C, Note 2A and the CHL Upstream Loans to HNZ Funding USA, LLC in partial repayment of the intercompany receivable owing by HNZ Cooperatif UA to HNZ Funding USA, LLC with the principal amount of NZD 58,247,500.

8.	Distribution by HNZ Cooperatif UA to Canadian Helicopters Limited equal to the fair market value of Note 1A in consideration for the issuance of a non-interest bearing, demand promissory note to be issued by Canadian Helicopters Limited (“Note 4”), and set-off of Note 1A and Note 4.

9.	Transfer by HNZ Cooperatif UA of interests in Note 2C to HNZ Funding USA, LLC in partial repayment of the intercompany receivable owing by HNZ Cooperatif UA to HNZ Funding USA, LLC with the principal amount AUD 29,461,295.

10.	Distribution by HNZ Cooperatif UA to Canadian Helicopters Limited equal to the fair market value of Note 2B in consideration for the issuance of a non-interest bearing, demand promissory note to be issued by Canadian Helicopters Limited (“Note 5”), and set-off of Note 2B and Note 5.

11.	Distribution by HNZ Funding USA LLC to Canadian Helicopters Limited equal to the fair market value of Note 1C, Note 2A, Note 2C and the CHL Upstream Loans in consideration for the issuance of a non-interest bearing, demand promissory note to be issued by Canadian Helicopters Limited (“Note 6”), and set-off of Note 1C, Note 2A, Note 2C and the CHL Upstream Loans against Note 6.

B. Settlement of Financing Structure

1.	Transfer by HNZ Cooperatif UA of the remaining intercompany notes/payables owing by HNZ Australia Holdings Pty Limited and HNZ New Zealand Limited to HNZ Funding USA, LLC in repayment of the remaining intercompany notes/receivables owing by HNZ Cooperatif UA to HNZ Funding USA, LLC.

2.	Distribution by HNZ Funding USA, LLC to Canadian Helicopters Limited of the intercompany notes/payables owing by HNZ Australia Holdings Pty Limited and HNZ New Zealand Limited and held by HNZ Funding USA, LLC.